UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 2)

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2016

MARCUS & MILLICHAP, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	001-36155	35-2478370
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

23975 Park Sorrento, Suite 400 Calabasas, California 91302
(Address of Principal Executive Offices including Zip Code)

(818) 212-2250

(Registrant’s Telephone Number, including Area Code)

Not Applicable

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 1, 2016, Marcus & Millichap, Inc. (the “Company”) filed a Current Report on Form 8-K (the “Original Form 8-K”) to announce the retirement of John J. Kerin from the Company and his resignation from the Company’s board of directors, both effective as of March 31, 2016. The Company is amending the Original Form 8-K to disclose the entry into a Retirement Agreement and Release of All Claims dated on June 13, 2016 (the “Agreement”). At the time of filing the Original Form 8-K, the Agreement was not finalized.

Pursuant to the Agreement, Mr. Kerin will provide consulting services from April 1, 2016 to March 31, 2017 for an annual fee of $680,000. The Company may terminate the consulting services at any time with 30 days’ prior notice if Mr. Kerin breaches the Agreement. The consulting services may also be terminated, extended or modified by the mutual agreement of Mr. Kerin and the Company.

The Company and Mr. Kerin entered into (i) a Sale Restriction Agreement on November 4, 2013, (ii) three separate Amendment, Restatement and Freezing of Stock Appreciation Rights Agreements on November 4, 2013 and (iii) a Deferred Stock Unit Award Agreement dated November 5, 2013. Pursuant to the Agreement, the Company agreed to modify the Sale Restriction Agreement such that the shares subject to the sale restriction will continue to be released at a rate of 20% per year rather than five years from his retirement. Otherwise, the terms of the Sales Restriction Agreement, Amendment, Restatement and Freezing of Stock Appreciate Rights Agreements and Deferred Stock Unit Award Agreement are unchanged.

The Agreement also includes terms concerning restrictive covenants, retirement benefits, reimbursement, non-competition and non-disparagement, confidentiality, release and waiver of claims, refraining from certain legal actions and cooperation with the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARCUS & MILLICHAP, INC.

Date: June 17, 2016	By:	/s/ Martin E. Louie
Martin E. Louie
Chief Financial Officer

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